Exhibit 10.64

Agreement Evidencing Waiver of Performance Bonus

This Agreement Evidencing Waiver of Performance Bonus is made this 25th day of February, 2005 by and between Cornerstone Realty Income Trust, Inc. (“Cornerstone”) and Glade M. Knight (the “Executive”).

RECITALS

A.	The Executive serves as the Chairman and Chief Executive Officer of Cornerstone and has provided valuable services to Cornerstone throughout 2004.

B.	In recognition of the valuable services provided to Cornerstone by the Executive during the year 2004, Cornerstone’s Chief Executive Officer recommended to the Compensation Committee of Cornerstone that the Executive receive a year-end performance bonus of $200,000.

C.	The Compensation Committee of Cornerstone recommended to the Board of Directors of Cornerstone that Cornerstone pay to the Executive a year-end performance bonus of $200,000, subject to certain terms and conditions.

D.	The Executive requested that $100,000 of the $200,000 bonus recommended by the Compensation Committee instead be made available for Cornerstone to pay severance compensation to certain non-executive employees whose employment is expected to be terminated in connection with the proposed merger involving Cornerstone and Colonial Properties Trust.

E.	The Executive has elected to waive and refuse acceptance of any amount approved as a 2004 year-end performance bonus by Cornerstone’s Board of Directors, and Cornerstone has agreed to acknowledge and accept such waiver and refusal. Any 2004 year-end performance bonus from Cornerstone to which the Executive might be entitled absent the provisions of this Agreement is referred to in this Agreement as the “Year-End Performance Bonus.”

Now therefore, the undersigned do hereby agree as follows:

1.	Waiver of Year-End Performance Bonus. The Executive forever waives and refuses to accept any Year-End Performance Bonus. Cornerstone acknowledges and accepts such waiver and refusal and Cornerstone has no obligation to pay the Executive any portion of the Year-End Performance Bonus.

2.	Payment Required under Change in Control Agreement. Notwithstanding anything to the contrary contained in that certain Change in Control Agreement dated August 1, 2000 between Cornerstone and the Executive, as amended (the “Change in Control Agreement”), or any other agreement, written or oral, express or implied, the Year-End Performance Bonus shall not be, in any way, included in the calculation or determination of either the “Annual Bonus” under Section 2.2 of the Change in Control Agreement or the payment required by Section 4.1(a) of the Change in Control Agreement.

3.	Responsibility for Certain Taxes. It is the intention of the parties that no portion of the Year-End Performance Bonus constitute income to the Executive. Notwithstanding anything to the contrary contained in that certain Change in Control Agreement, or any other agreement, written or oral, express or implied, if, notwithstanding the intention and expectations of Cornerstone and the Executive, the Year-End Performance Bonus becomes subject to any excise tax under Section 4999 of the Internal Revenue Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes, collectively “Excise Taxes”), Cornerstone shall not pay to the Executive a Gross-up Payment (as that term is defined in Section 5.1 of the Change in Control Agreement) for the Excise Taxes on or attributable to the Year-End Performance Bonus. This Agreement in no way affects Cornerstone’s obligation to pay to the Executive a Gross-up Payment on any other benefit received or deemed received by the Executive from Cornerstone or otherwise that is subject to Excise Tax, including but not limited to the amounts payable pursuant to Section 4.1 of the Change in Control Agreement, provided however, that such amounts shall not include factoring in any Year-End Performance Bonus for purposes of the benefits payable under Section 4.1(a) thereof.

4.	Miscellaneous Provisions. The Executive’s rights under this Agreement may not be assigned or transferred in whole or in part. This Agreement shall be enforceable against the Executive and any legal representative or successor to the Executive. To the extent not governed by federal law, this Agreement shall be construed in accordance with and in all respects governed by the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and the writing is executed by the Executive and Cornerstone.

IN WITNESS WHEREOF, Cornerstone and the Executive have executed this Agreement as of the date first above written.

CORNERSTONE REALTY INCOME TRUST, INC.

By:	/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr.
President

/s/ Glade M. Knight
Glade M. Knight